SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 28, 2014

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e)            On August 28, 2014, at the recommendation of the Compensation Committee of the Board of Directors of USA Technologies, Inc. (the “Company”), the Board of Directors approved the Fiscal Year 2015 Short-Term Incentive Plan (the “2015 STI Plan”) and the Fiscal Year 2015 Long-Term Stock Incentive Plan (the “2015 LTI Stock Plan”) covering Stephen P. Herbert, Chairman and Chief Executive Officer, and David M. DeMedio, Chief Financial Officer. Upon the recommendation of the Compensation Committee, the Board also approved an award of options to purchase common stock under the Company’s 2014 Stock Option Incentive Plan to each of Messrs. Herbert and DeMedio.

2015 STI Plan

The 2015 STI Plan provides that each executive officer would earn a cash bonus in the event that the Company achieved during the 2015 fiscal year certain annual financial goals (80% weighting) and certain annual specific performance goals relating to the executive officer which are to be established by the Compensation Committee (20% weighting). The annual financial goals are total revenues (30% weighting), cash generated from operations (30% weighting), and non-GAAP net income (40% weighting).

If none of the minimum threshold target goals are achieved, the executive officers would not earn a cash bonus. If all of the target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert – $136,500 (40% of base salary); and Mr. DeMedio – $59,469 (25% of base salary). If all of the maximum distinguished target goals are achieved, the executive officers would earn a cash bonus as follows: Mr. Herbert – $273,000 (80% of base salary); and Mr. DeMedio – $118,938 (50% of base salary). Assuming the minimum threshold target goal would be achieved for a particular metric, the amount of the cash bonus to be earned would be determined on a pro rata basis, provided that the bonus would not exceed the maximum distinguished award for that metric.

2015 LTI Stock Plan

The 2015 LTI Stock Plan provides that each executive officer would be awarded shares of common stock of the Company in the event that certain metrics relating to the Company’s 2015 fiscal year would result in specified ranges of year-over-year percentage growth. The metrics are total number of connections as of June 30, 2015 as compared to total number of connections as of June 30, 2014 (50% weighting) and adjusted EBITDA earned during the 2015 fiscal year as compared to adjusted EBITDA earned during the 2014 fiscal year (50% weighting). Adjusted EBITDA represents GAAP net income before interest income, interest expense, income taxes, depreciation, amortization, change in fair value of warrant liabilities and stock-based compensation expense.

If none of the minimum threshold year-over-year percentage target goals are achieved, the executive officers would not be awarded any shares. If all of the year-over-year percentage target goals are achieved, the executive officers would be awarded shares having the following value: Stephen P. Herbert – $341,227 (100% of base salary); and David M. DeMedio – $178,406 (75% of base salary). If all of the maximum distinguished year-over-year percentage target goals are achieved, the executive officers would be awarded shares having the following value: Mr. Herbert – $682,454 (200% of base salary); and Mr. DeMedio – $356,812 (150% of base salary). Assuming the minimum threshold year-over-year percentage target goal would be achieved for a particular metric, the number of shares to be awarded for that metric would be determined on a pro rata basis, provided that the award would not exceed the maximum distinguished award for that metric. The shares awarded under the 2015 LTI Stock Plan would vest as follows: one-third at the time of issuance; one-third on the first anniversary of issuance; and one-third on the second anniversary of issuance.

Herbert Stock Option Awards

Mr. Herbert was awarded incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code), to purchase up to 55,555 shares at an exercise price of $1.80 per share. The options vest on September 1, 2015, and expire if not exercised prior to September 1, 2021.

Mr. Herbert was also awarded non-qualified stock options to purchase up to 150,000 shares at an exercise price of $1.80 per share. The options vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. The options expire if not exercised prior to September 1, 2021.

DeMedio Stock Option Awards

Mr. DeMedio was awarded incentive stock options intended to qualify under Section 422 of the Code to purchase up to 33,333 shares at an exercise price of $1.80 per share. The options vest on September 1, 2015, and expire if not exercised prior to September 1, 2021.

Mr. DeMedio was also awarded non-qualified stock options to purchase up to 90,000 shares at an exercise price of $1.80 per share. The options vest as follows: one-third on September 1, 2015; one-third on September 1, 2016; and one-third on September 1, 2017. The options expire if not exercised prior to September 1, 2021.

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: September 4, 2014	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chief Executive Officer